NEWS RELEASE

Newell Rubbermaid Appoints Doug Martin Chief Financial Officer

ATLANTA, Sep. 4, 2012 – Newell Rubbermaid (NYSE: NWL) today announced that Doug Martin, 49, has been appointed Chief Financial Officer, succeeding Juan Figuereo.

A 25-year veteran of the company, Martin is a decisive, results-oriented leader with a strong record of financial operations management across multiple disciplines and geographies. He most recently served as Deputy Chief Financial Officer, where he is credited with designing a roadmap for streamlining the cost structure of the company and the global finance function. Prior to that, he held a number of key financial leadership positions, including Vice President of Finance – Newell Consumer, with financial responsibility for the company's largest operating group; Vice President of Finance - Office Products, where he helped drive a significant turnaround in the group's operating performance; and Corporate Vice President - Treasurer.

"We are making good early progress in the execution of our Growth Game Plan by taking an aggressive stance toward reducing structural costs and working capital, and increasing brand investment," said Michael Polk, Newell Rubbermaid's President and Chief Executive Officer. "Doug's strategic leadership, financial expertise and deep company and industry knowledge will be instrumental to helping us realize our growth ambition."

Juan Figuereo joined Newell Rubbermaid as its Chief Financial Officer in 2009, with a primary focus on strengthening the company's balance sheet and operating cash flow. With the balance sheet metrics nearly in line with targeted leverage metrics and the company now focused on growth, Figuereo made the decision to step down. He will remain with the company for the next few months in order to ensure a seamless transition.

"Juan has been instrumental in strengthening Newell Rubbermaid's balance sheet and building a team of top finance leaders," Polk said. "We are well positioned on both fronts as we drive towards the next phase of our Growth Game Plan. I want to thank Juan for his leadership and wish him the very best in his future endeavors."

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2011 sales of approximately $5.9 billion and a strong portfolio of leading brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Rubbermaid Commercial Products® and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company's website, www.newellrubbermaid.com.

Contacts:

Nancy O'Donnell
Vice President, Investor Relations
+1 (770) 418-7723

David Doolittle
Vice President, Corporate Communications
+1 (770) 418-7519

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